Hong Kong Talent Introduction Plan

Entrustment Application Agreement

Contract No.: HH2024072201

Party A (Client / Entrusting Party): DRAGON LIMITED

Business Registration No.: 75975725

Address: 14/F, Chun Wo Commercial Centre, 25 Wing Wo Street, Central, Hong Kong

Party B (Service Provider / Entrustee): HERE HEAR COMPANY LIMITED

Business Registration No.: 67051153

Address: Unit 1708-09, 17/F, Shui On Centre, 6-8 Harbour Road, Wan Chai, Hong Kong

Party A hereby entrusts Party B to assist with the application arrangements under the “Hong Kong Investment Immigration Plan” (hereinafter referred to as the “Plan”). Party A fully understands the relevant laws and regulations of the People’s Republic of China and the Hong Kong Special Administrative Region. After friendly consultation and on a voluntary basis, both parties have entered into this Agreement.

1.Entrusted Matters

Party A appoints Party B as its sole and exclusive agent for the main applicant, the spouse, and the qualifying dependent(s) (total of 2 persons) to handle the application under the Hong Kong Investment Immigration Plan. Party B shall provide document preparation services and Hong Kong residency planning services throughout the application process. Party A shall pay the service fees to Party B.

2.Responsibilities and Obligations of Party A

2.1Party A shall, in accordance with the document checklist provided by Party B, supply only the following genuine documents of the applicant(s) (including passport, identity card, certificate of no criminal conviction, photographs, etc.) and shall ensure the authenticity of all such documents.

2.2Party A shall fully cooperate with Party B and the Immigration Department, respond to enquiries in a timely manner, and provide any required additional materials.

2.3Party A shall pay all fees on time in accordance with the terms of this Agreement.

3.Rights and Obligations of Party B

3.1Party B shall guide Party A in preparing the preliminary application documents for the Hong Kong Investment Immigration Plan and shall submit the application to the Hong Kong Immigration Department.

3.2Party B’s scope of work includes: preparing the document checklist, drafting and preparing documents, integrating and reviewing materials, compiling complete application files, providing full guidance on submission, handling supplementary submissions, tracking progress, following up on approval, and continuing until the official visa approval result is obtained.

3.3Party B shall promptly follow up on the application and keep Party A informed of the progress.

4.Fees and Payment

4.1The total agency service fee for this application is HK$2,230,000.00 (Hong Kong Dollars Two Million Two Hundred and Thirty Thousand Only).

4.2Within five (5) working days after the signing of this Agreement, Party A shall pay Party B the full consultancy service fee stated in Clause 4.1.

The service fee covers assistance with the application procedures for the main applicant and all accompanying dependents (spouse and children under 18 years of age).

Party B’s Hong Kong Bank Account Details:

Bank Name: [*]

Account Name: [*]

Account Number: [*]

4.3This Agreement shall become effective upon Party B’s receipt of the above payment from Party A. The agency service fee does not include any third-party charges or expenses (such as visa application fees, notarisation fees, authentication fees, etc.), which shall be borne and paid directly by Party A.

5.Refund Terms

5.1Standard Refusal: If the final application is not accepted by the Hong Kong Immigration Department (standard refusal), Party B shall refund the entire amount received from Party A within two (2) weeks after receiving the official refusal notice.

5.2Fault-Based Refusal: If the application is refused by the Hong Kong Immigration Department due to any of the following faults or serious negligence by Party A, Party B shall not refund any of the agency service fees already paid:

i.After the Agreement comes into effect, Party A unilaterally terminates the agency relationship or withdraws from the application for personal or family reasons; or

ii.Party A submits false or forged documents listed in Clause 2.1, causing the application to be rejected or unable to proceed.

5.3To process a refund, Party A must provide Party B with the original payment receipt issued by Party B and the original copy of this Agreement. Party B shall then arrange the refund. If these documents are not provided, Party B shall not be obliged to process the refund.

5.4Any refund shall be made in the same currency as the original payment and shall not include any interest.

6.Force Majeure

During the performance of this Agreement, if the application cannot proceed due to force majeure events (including but not limited to changes in the laws and regulations of the place of signing or Hong Kong, national political issues, government strikes, major disasters, wars, etc.), the parties shall resolve the matter through friendly consultation.

In particular, if the Hong Kong Investment Immigration Plan is changed such that the designated applicant no longer meets the requirements, Party A may first choose to terminate the Agreement, in which case Party B shall arrange a refund. Alternatively, the parties may agree to continue performance once the force majeure event has ended.

7.Confidentiality

Both parties undertake to keep strictly confidential all documents, materials, and information belonging to the other party that are obtained during discussions, signing, or performance of this Agreement and that are not publicly available. Neither party may disclose any commercial secrets in whole or in part to any third party without the prior consent of the providing party, unless otherwise required by law or agreed by both parties.

8.Entire Agreement

Both parties acknowledge and agree that this Agreement represents their true intentions. Any supplement, amendment, or modification to this Agreement must be made in writing and signed by both parties. Any verbal discussions or written materials that contradict this Agreement or any written supplement shall have no legal effect, and neither party may rely on them to make any claim against the other.

9.Dispute Resolution

Any matters not covered in this Agreement shall be resolved through friendly negotiation between the parties. If negotiation fails, either party may bring the dispute before the courts of the Hong Kong Special Administrative Region. Both parties shall strictly perform this Agreement. Any breach shall result in the breaching party bearing the corresponding legal liability.

10.Miscellaneous

10.1This Agreement shall come into effect on the date it is signed by both parties.

10.2The validity period of this Agreement shall commence on the signing date and continue until the main applicant receives visa approval or an official refusal notice.

10.3This Agreement is made in two (2) original copies, with each party holding one copy of equal legal effect.

(No further text follows)

Signed and Sealed:

Party A (with company chop): DRAGON LIMITED

/s/ DRAGON LIMITED

Date: July 22, 2024

Party B (with company chop): HERE HEAR COMPANY LIMITED

/s/ HERE HEAR COMPANY LIMITED

Date: July 22, 2024